Edward Wong


                                February 1, 2005

Electronic Sensor Technology, Inc.
(formerly known as Bluestone Ventures, Inc.)
1077 Business Center Circle
Newbury Park, CA 91320


         Re: Resignation


         I, Edward Wong, hereby resign as a director, President, Chief Executive Officer and any other officer positions of Electronic Sensor Technology, Inc. (formerly known as Bluestone Ventures, Inc.), a Nevada corporation, effective as of February 1, 2005.

         IN WITNESS WHEREOF, the undersigned has executed this Resignation as of the date first written above.


                                                    ----------------------------
                                                    Edward Wong